Exhibit 99.1

Primis Announces Completion of Acquisition of SeaTrust Mortgage Company

GLEN ALLEN, Va., June 1, 2022 /PRNewswire/ -- Primis Bank (the "Bank"), the wholly-owned subsidiary of Primis Financial Corp. (NASDAQ: FRST) ("Primis" or the "Company"), has completed its acquisition, effective May 31, 2022, of SeaTrust Mortgage Company ("SeaTrust"). With the closing of the acquisition, SeaTrust now operates as a wholly-owned subsidiary of the Bank and has changed its name to Primis Mortgage Company ("Primis Mortgage").

John Owens, former President of SeaTrust, is now Chief Executive Officer of Primis Mortgage. Margaret Kronmueller, former Chief Operating Officer of SeaTrust, remains in the same role with Primis Mortgage.

About SeaTrust Mortgage Company

SeaTrust Mortgage Company opened for business in February 2020, is headquartered in Wilmington, North Carolina, and has offices in Wilmington, Charlotte, Greensboro, and Jacksonville, North Carolina, Fort Lauderdale, Tampa, and Jacksonville, Florida, and Franklin and Nashville, Tennessee.

About Primis Financial Corp. and Primis Bank

As of March 31, 2022, Primis had $3.22 billion in total assets, $2.39 billion in total loans and $2.69 billion in total deposits. Primis Bank provides a range of financial services to individuals and small- and medium-sized businesses through forty full-service branches in Virginia and Maryland and provides services to customers through certain online and mobile applications.

Contacts:	Address:
Dennis J. Zember, Jr., President and CEO	Primis Bank
Matthew A. Switzer, EVP and CFO	10900 Nuckols Road, Suite 325
Phone: (703) 893-7400	Glen Allen, VA 23060

Primis Financial Corp., NASDAQ Symbol FRST
Website: www.primisbank.com